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                                                                    Exhibit 10.1


                          CONFIDENTIAL LETTER OF INTENT


                                December 12, 1999


Galaxy Enterprises, Inc.
754 East Technology Avenue
Orem, Utah 84907


                           Re:   Acquisition of Capital
                                 Stock of Galaxy Enterprises, Inc.
                                 ---------------------------------

Ladies and Gentlemen:

         The purpose of this binding letter (the "Letter of Intent") is to set forth an understanding between and among Galaxy Enterprises, Inc., a Nevada corporation (the "Prospective Seller"), and Netgateway, Inc., a Delaware corporation (the "Prospective Buyer"), with respect to the possible acquisition of all of the issued and outstanding capital stock (the "Capital Stock") of Prospective Seller (the "Transaction"). Prospective Seller has two wholly owned subsidiaries (collectively, the "Subsidiaries"), Galaxy Mall, Inc., a Wyoming corporation, and IMI, Inc., a Utah corporation. The parties intend to structure the Transaction as a merger with Prospective Seller merging with and into a newly formed, wholly owned subsidiary of Prospective Buyer ("Merger Sub").

         Until a fully integrated, definitive agreement (the "Merger Agreement") and other related documents have been prepared, authorized, executed and delivered by and between all parties, this Letter of Intent shall bind both parties to such an extent as stated herein unless terminated in compliance with
Section 17 below.

                  1. Basic Transaction. The Prospective Seller will merger with and into Merger Sub with Prospective Buyer issuing five (5) million shares, subject to adjustment, of its common stock, registered on Form S-4 (or such other appropriate form), to the stockholders of Prospective Seller. The parties intend to execute the Merger Agreement by December 20, 1999 and to close the Transaction as soon as possible thereafter, but in no event later than March 31, 2000 (the "Closing Date"). The Closing Date may be extended by the mutual consent of the Prospective Seller and the Prospective Buyer.

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                  2. Proposed Purchase Price. Based upon the information known to the Prospective Buyer on the date hereof, the Prospective Buyer will issue five (5) million shares of its common stock, registered on Form S-4 (or such other appropriate form), subject to adjustment as set forth below in this
Section 2 (collectively, the "Purchase Price"). If the Closing Price of the Prospective Buyer's common stock on the date the Merger Agreement is executed is in excess of $10.00 per share or less than $4.00 per share, then the parties shall negotiate an adjustment of the Purchase Price in good faith. For purposes hereof, "Closing Price" shall mean the average of the last sale price of Prospective Buyer's stock as reported on the NASDAQ National Market for the twenty trading days prior to the date of the Merger Agreement. The Merger Agreement shall include a customary escrow mechanism, the terms of which shall be acceptable to the Prospective Seller and Prospective Buyer, that will (a) entitle the Prospective Buyer to a Purchase Price adjustment for undisclosed liabilities that are assumed as part of the Transaction; and (b) entitle the Prospective Seller to a Purchase Price adjustment if, between the date hereof and the Closing, outstanding shares of Prospective Buyer shall be changed into a different number of shares by reason of any stock split or similar recapitalization. Prospective Seller will use reasonable efforts to have its stockholders execute a lock-up agreement, mutually agreeable to Prospective Seller, Prospective Buyer and the investment bankers of Prospective Buyer, with respect to the common stock issuable in payment of the Purchase Price; provided, however, that it shall be a condition to Closing that all stockholders of Prospective Seller receiving five percent (5%) or more of such common stock execute such lock-up agreement. Any stockholders of Prospective Seller that will hold five percent (5%) or more of the outstanding common stock of Prospective Buyer as a result of the Transaction shall also be required to execute a shareholders' agreement requiring such stockholders to vote their shares with the majority of the stockholders of Prospective Buyer.

                  3. Due Diligence. The Prospective Buyer shall have a period of up to fifteen (15) business days commencing on the day after the execution of this Letter of Intent (the "Due Diligence Period") to conduct an investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Prospective Seller and the Subsidiaries, including financial, marketing, employee, legal, regulatory and environmental matters of the Prospective Seller and the Subsidiaries, to satisfy itself as to the desirability of proceeding with the Transaction and of the condition of the Prospective Seller and Subsidiaries, both financial and otherwise. During the Due Diligence Period, the Prospective Buyer shall have access to the books, records and all aspects of the business of the Prospective Seller and the Subsidiaries, all in accordance with the terms of Section 12 hereof. The Due Diligence Period may be extended by the mutual agreement of the parties.

                  4. Proposed Form of Agreement. The Prospective Buyer and the Prospective Seller shall expeditiously negotiate to reach a written Merger Agreement, subject to the approval of the Prospective Buyer's Board of Directors and stockholders and the Prospective Seller's Board of Directors and stockholders, if required by applicable law or any regulatory authority. The Merger Agreement shall provide for all matters of material concern within the scope of this Letter of Intent as well as comprehensive representations, warranties, indemnifications, conditions and agreements by the Prospective Seller and other appropriate third parties, if any. It is the intent of the parties hereto that they shall exercise their best efforts to conclude the Merger Agreement to achieve these objectives. Any conflict or inconsistency shall be resolved amicably by both parties.

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                  5. Conditions to Transaction. The parties intend to be bound by this Letter of Intent subject to the execution and delivery of the Merger Agreement which, if successfully negotiated, would provide that the Transaction will be subject to customary terms and conditions, including without limitation, the following:

                           (a) receipt of all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties;

                           (b) absence of any material adverse change in the Prospective Seller's and the Subsidiaries' business, financial condition, prospects, assets or operations since September 30, 1999;

                           (c) absence of pending or threatened litigation regarding the Merger Agreement or the transactions to be contemplated thereby;

                           (d) delivery of customary legal opinions, closing certificates and other documentation as shall be reasonably requested by the Prospective Buyer;

                           (e) execution of the Merger Agreement on terms found acceptable in the discretion of each party hereto;

                           (f) receipt of fairness opinions by both parties;

                           (g) receipt by Prospective Seller of a legal opinion in form reasonably acceptable to it that the Transaction qualifies as a tax free reorganization under the provisions of the Internal Revenue Code of 1986, as amended;

                           (h) treatment of the Transaction as a
         "pooling-of-interests" for accounting purposes; and

                           (i) approval by the stockholders of Prospective Buyer and Prospective Seller as required.

                  6. Proposed Employment Agreements. On the Closing Date, certain employees of the Prospective Seller and/or the Subsidiaries designated by the Prospective Buyer would enter into acceptable employment and non-competition agreements with Prospective Buyer.

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                  7. Expenses. Each of the Prospective Buyer and the Prospective
Seller shall be responsible for and bear all of its own costs and expenses (including any broker's, finder's, counsel and investment banking fees) incurred in connection with the Transaction, including expenses of its Representatives
(as defined below) incurred at any time in connection with pursuing or consummating the Transaction.

                  8. Exclusivity. For a period of 45 days after this Letter of Intent is fully executed, the Prospective Buyer shall have a period of exclusivity, which period shall be extended through the Closing Date in the event the Merger Agreement is executed. During such period, the Prospective Seller shall not, directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the Transaction, the Prospective Seller or the Subsidiaries, or their assets or businesses, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course).

                  9. Governing Law. This Letter of Intent, the terms of the Transaction and all other matters relating to the Transaction (including the Merger Agreement) will be governed by the laws of the State of California, U.S.A., without regard to the conflicts of law provisions thereof.

                  10. Board Approval. This Letter of Intent will be subject to the approval by the Prospective Buyer's Board of Directors and by the Prospective Seller's Board of Directors.

                  11. Merger Agreement. The Prospective Buyer and its counsel shall be responsible for preparing the initial draft of the Merger Agreement. The Prospective Buyer and the Prospective Seller shall negotiate in good faith to arrive at a mutually acceptable Merger Agreement for approval, execution and delivery on or before December 17, 1999.

                  12. Access. The Prospective Seller shall provide to the Prospective Buyer complete access to the Prospective Seller's and the Subsidiaries' facilities, books and records, and shall cause the directors, employees, accountants and other agents and representatives (collectively, the "Representatives") of the Prospective Seller and the Subsidiaries to cooperate fully with the Prospective Buyer and the Prospective Buyer's Representatives in connection with the Prospective Buyer's due diligence investigation of the Prospective Seller, the Subsidiaries and their assets, contracts, liabilities, operations, records and other aspects of their businesses. The Prospective Buyer shall be under no obligation to continue with its due diligence investigation or negotiations regarding the Merger Agreement if, at any time during or after the Due Diligence Period, the results of its due diligence investigation are not satisfactory to the Prospective Buyer for any reason in its sole discretion. In that case, the Prospective Buyer shall give a written notice to the Prospective Seller of its intent to terminate this Letter of Intent, and the Prospective Seller shall be under no further obligation with respect to exclusivity under
Section 8.

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                  13. Conduct of Business. Until the Merger Agreement has been duly executed and delivered by all of the parties or the Letter of Intent has been terminated pursuant to Section 17 below, the Prospective Seller and its Subsidiaries shall conduct their business only in the ordinary course, and shall not engage in any extraordinary transactions, without the Prospective Buyer's prior consent, including without limitation:

                           (i) disposing of any of their assets, except in the ordinary course of business;

                           (ii) materially increasing the annual level of compensation of any employee, and increasing the annual level of compensation of any person whose total compensation in the last preceding fiscal year exceeded $50,000, and granting any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

                           (iii) increasing, terminating, amending or otherwise modifying any plan for the benefit of employees;

                           (iv) issuing any equity securities or options, warrants, rights or convertible securities;

                           (v) paying any dividends, redeeming any securities or otherwise causing assets to be distributed to any of their shareholders, except by way of compensation to employees who are also shareholders within the limitations set forth in subsection (ii) above; and

                           (vi) borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation their businesses in a manner in keeping with historical practices.

                  14. Disclosure. The parties hereto shall cooperate with each other to make a joint disclosure of the existence of discussions regarding a possible transaction, including the Transaction, between the parties or any of the terms, conditions or other aspects of the Transaction proposed in this Letter of Intent as expeditiously as possible and on terms mutually acceptable to the parties. Except as and to the extent required by law, without the prior written consent of the other party, neither the Prospective Buyer nor the Prospective Seller shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding a possible transaction, including the Transaction, between the parties or any of the terms, conditions or other aspects of the Transaction proposed in this Letter of Intent.

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                  15. Confidentiality. Except as and to the extent required by law, each party (for purposes of this Section 15, the "first party") agrees that it shall not disclose or use, and it shall cause its Representatives not to disclose or use, any Confidential Information (as defined below) with respect to the other party furnished, or to be furnished, by either the other party or its Representatives to the first party or the first party's Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Transaction. For purposes of this Section 15, "Confidential Information" means any information about the other party provided hereunder; provided, however, that Confidential Information does not include information which the first party can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by the first party or (ii) is obtained by the first party from a source other than the other party, provided further that such source was not bound by a duty of confidentiality to the other party or another party with respect to such information. If this Letter of Intent is terminated pursuant to Section 17 below, the first party shall promptly return to the other party any Confidential Information in its possession. The parties shall enter into a mutually acceptable updated confidentiality and non-disclosure agreement concurrent with the execution and delivery of the Merger Agreement.

                  16. Consents. The Prospective Buyer and the Prospective Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from any government or regulating authorities or lenders, landlords or other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Merger Agreement.

                   17. Termination. This Letter of Intent may be terminated:

                           (i) by mutual written consent of the Prospective Buyer and the Prospective Seller;

                           (ii) upon written notice by any party to the other party if the Merger Agreement has not been executed by December 31, 1999;

                           (iii) by either party when the other party is in default of this Letter of Intent; or

                           (iv) at any time by the Prospective Buyer if the Prospective Buyer shall determine in its sole discretion that the results of its due diligence investigation are not satisfactory in any respect.

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         Upon termination of this Letter of Intent, the parties hereto shall have no further obligation hereunder, except Sections 14 and 15 above shall survive such termination.

                  18. Arbitration. Any and all disputes arising out of or in connection with the negotiation, execution or interpretation of this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by arbitrators familiar with the electronic commerce and computer software industries. The arbitration will be held in Los Angeles County, California, on consecutive business days. The award rendered shall be final and binding upon the parties. Judgment on any award may be entered in any court having jurisdiction over the parties or their assets. The costs of the arbitration shall be shared equally by the parties. Each party will pay its own attorneys' fees and costs in connection with any arbitration under this Section 18.


         This letter supersedes all prior understandings or agreements between the parties.

         Please sign this Letter of Intent in the space provided below to confirm the mutual agreements set forth herein, and return a signed copy to the undersigned.


                                         Very truly yours,

                                         NETGATEWAY, INC.,
                                         a Delaware corporation


                                         By: /s/ Donald M. Corliss, Jr.
                                             -----------------------------
                                                  Donald M. Corliss, Jr.
                                                  President





Acknowledged and agreed as of the foregoing date.

GALAXY ENTERPRISES, INC.


By: /s/ John J. Poelman
    --------------------------------
    Name:  John J. Poelman
    Title: Chief Executive Officer


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